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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)         May 15, 2000
                                                --------------------------------

                               ARTISTdirect, Inc.
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             (Exact name of registrant as specified in its charter)

            Delaware                     333-87547               95-4760230
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  (State or other jurisdiction         (Commission             (IRS Employer
        of incorporation)              File Number)          Identification No.)

  5670 Wilshire Boulevard, Suite 200, Los Angeles, California          90036
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          (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code       (323) 634-4000
                                                  ------------------------------

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          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

In connection with the closing of the company's initial public offering
("IPO") on March 31, 2000, all outstanding shares of the company's series C redeemable preferred stock automatically converted into shares of common stock. In connection with the conversion, the company recorded a one-time, non-cash effective dividend of approximately $24.4 million. Net loss from operations was not affected by the non-recurring, non-cash effective dividend. Net loss attributable to common shareholders and loss per share includes the impact of the effective dividend, in accordance with generally accepted accounting principles. As a result, the effective dividend would result in additional pro forma net loss per share of approximately $0.86, based on the pro-forma weighted average shares outstanding for the three months ended March 31, 2000. Had the conversion occurred on December 31, 1999, based on the actual shares outstanding on that date, the amount of the dividend would have been approximately $20.6 million and would have resulted in additional pro forma net loss per share of approximately $1.05, based on the pro forma weighted average shares outstanding for that period. Results of future periods will not be affected as all of the company's redeemable preferred stock was converted to common stock in connection with the IPO.

        Exhibits.

               99.1 Press Release issued by ARTISTdirect, Inc. on May 15, 2000 (announcing filing of 10Q for the quarter ended March 31, 2000).

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                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            ARTISTdirect, Inc.
                          ------------------------------------------------------
                                               (Registrant)


      June 12, 2000                        /s/ James B. Carroll
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          Date                               James B. Carroll
                           Chief Financial Officer and Executive Vice President

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                                  EXHIBIT INDEX

EXHIBIT NUMBER               DESCRIPTION

    99.1            Press Release issued by ARTISTdirect, Inc. on May 15, 2000
                    (announcing filing of 10Q for the quarter ended March 31, 2000).